      As filed with the Securities and Exchange Commission on May 30, 2002

                                                    Commission File No.: 1-12380

--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 10/A

                                 AMENDMENT NO. 5
          (to Form 10 filed with the Securities and Exchange Commission on September 24, 1993 and amended on November 4, 1993,
           November 19, 1993, November 30, 1993 and December 22, 1993)

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
               PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                   ----------

                                  AVIALL, INC.
             (Exact name of registrant as specified in its charter)


                 DELAWARE                               65-0433083
       (State or other jurisdiction          (IRS Employer Identification No.)
     of incorporation or organization)

           2750 REGENT BOULEVARD
            DFW AIRPORT, TEXAS                             75261
 (Address of principal executive offices)               (Zip Code)

                                 (972) 586-1000
              (Registrant's telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

           TITLE OF EACH CLASS                  NAME OF EACH EXCHANGE ON WHICH
           TO BE SO REGISTERED                  EACH CLASS IS TO BE REGISTERED
 ---------------------------------------        ------------------------------
 Common Stock, par value $0.01 per share            New York Stock Exchange

     Preferred Share Purchase Rights                New York Stock Exchange



      Securities to be registered pursuant to Section 12(g) of the Act: None

         This Amendment No. 5 to the Registration Statement on Form 10 amends the Registration Statement on Form 10 (Commission File No. 1-12380) filed by Aviall, Inc. (the "Company") with the Securities and Exchange Commission on September 24, 1993, as amended on November 4, 1993, November 19, 1993, November 30, 1993, and December 22, 1993 (collectively, the "Form 10").

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Company hereby deletes in its entirety the section of the Form 10 entitled "Certain Antitakeover Effects of Certain Provisions of the Certificate of Incorporation, the By-Laws and State Law," and the Company hereby amends and restates in its entirety the section of the Form 10 entitled "Description of Aviall Capital Stock" as follows:

                          "DESCRIPTION OF CAPITAL STOCK

         As of May 14, 2002, Aviall's authorized capital stock consisted of 80,000,000 shares of common stock, par value $0.01 per share (the "Aviall Common Stock"), and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Aviall Preferred Stock"). As of May 14, 2002, there were 18,608,210 shares of Aviall Common Stock and 46,123 shares of Aviall Preferred Stock issued and outstanding. As of May 14, 2002, there were approximately 9,976 holders of record of the outstanding shares of Aviall Common Stock and approximately four holders of record of the outstanding shares of Aviall Preferred Stock.

         As of May 14, 2002, the Aviall Board had established two series of Aviall Preferred Stock and had designated one series as Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), and the other series as Series D Senior Convertible Participating Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock"), of which only the Series D Preferred Stock was currently outstanding. As of May 14, 2002, 9,953,877 shares of Aviall Preferred Stock were available for issuance, of which 800,000 shares had been reserved for issuance as shares of Series A Preferred Stock and 113,877 shares had been reserved for issuance as shares of Series D Preferred Stock.

         The following summary of material provisions of the Aviall Common Stock and the Aviall Preferred Stock is not complete and is qualified in its entirety by reference to (i) Aviall's Restated Certificate of Incorporation (the "Certificate of Incorporation"), filed as Exhibit 3.1 to Aviall's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference and (ii) Aviall's Amended and Restated By-Laws (the "By-Laws"), filed as Exhibit 3.1 to Aviall's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 and incorporated herein by reference.

AVIALL COMMON STOCK

         The holders of Aviall Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including elections of directors, and, except as otherwise required by applicable law and subject to any rights of holders of Aviall Preferred Stock, the holders of Aviall Common Stock exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of holders of Aviall Preferred Stock, the holders of Aviall Common Stock are entitled to receive dividends out of assets legally available at times and in amounts as the Board of Directors of Aviall (the "Aviall Board") may determine. Upon any voluntary or involuntary liquidation, dissolution or winding-up of Aviall, the holders of Aviall Common Stock are entitled to share ratably in all assets remaining, if any, after payment to Aviall's creditors and subject to any preferential rights of holders of Aviall Preferred Stock. The Aviall Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Aviall Common Stock. All outstanding shares of Aviall Common Stock are fully paid and nonassessable and the shares of Aviall Common Stock to be issued upon conversion of shares of Aviall's Series D Preferred Stock will be fully paid and nonassessable when issued. The rights, preferences and privileges of the holders of Aviall Common Stock are subject to, and may be adversely affected by, the rights of holders of Series D Preferred Stock or any series of Aviall Preferred Stock issued or designated by the Aviall Board in the future. The Aviall Common Stock is listed on the New York Stock Exchange under the symbol "AVL." EquiServe Trust Company, N.A. is the transfer agent and registrar for the Aviall Common Stock.

AVIALL PREFERRED STOCK

         The Certificate of Incorporation authorizes the Aviall Board to establish one or more series of Aviall Preferred Stock and to determine, with respect to any series of Aviall Preferred Stock, the terms and rights of such series, including (i) the designation of such series; (ii) the number of shares of such series, which number the Aviall Board may thereafter (except where otherwise provided in a certificate of designations relating to such series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of such series; (iv) the date or dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, of shares of such series; (vi) the terms and amounts of any sinking fund providing for the purchase or redemption of shares of such series;
(vii) the amounts payable on shares of such series upon any voluntary or involuntary liquidation, dissolution or winding-up of Aviall; (viii) whether shares of such series will be convertible into shares of any other class or series of Aviall's capital stock or any other security of Aviall or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of additional shares of such series or of any other class or series of Aviall's capital stock; and (x) the voting rights, if any, of the holders of such series.

         The ability of the Aviall Board to issue one or more series of Aviall Preferred Stock may provide Aviall with flexibility in structuring potential financings and acquisitions and in meeting other corporate needs which might arise in the future. The Aviall Board may issue one or more series of Aviall Preferred Stock from time to time without further action by the holders of Aviall Common Stock, unless such action is required by applicable law, the Certificate of Incorporation or the rules of any stock exchange or automated quotation system on which Aviall's securities may be listed or traded.

         The terms and provisions of any series of Aviall Preferred Stock could have the effect of discouraging a third party from attempting to acquire Aviall through a merger, tender offer or other transaction that the holders of Aviall Common Stock might believe to be in their best interests or in which the holders of Aviall Common Stock might receive a premium over the then-current market price of their shares of Aviall Common Stock.

         SERIES A PREFERRED STOCK

         In connection with the adoption of Aviall's Preferred Share Rights Plan, the Aviall Board established the Series A Preferred Stock, which series consists of 800,000 authorized shares. Shares of Series A Preferred Stock are issuable upon the occurrence of certain events. See "- Aviall Preferred Share Rights Plan" below. As of May 14, 2002, no shares of Series A Preferred Stock had been issued, and 800,000 shares of Series A Preferred Stock were available for issuance in the future upon the occurrence of certain events.

         SERIES D PREFERRED STOCK

         In December 2001, the Aviall Board established the Series D Preferred Stock, which series consists of 160,000 authorized shares. As of May 14, 2002, a total of 46,123 shares of Series D Preferred Stock were issued and outstanding, and 113,877 shares of Series D Preferred Stock were available for issuance in the future. The following summary of the material provisions of the Series D Preferred Stock is qualified in its entirety by reference to the Amended and Restated Certificate of Designations of Series D Preferred Stock (the "Series D Certificate of Designations"), filed as Exhibit 4.1 to Aviall's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference.

         Dividend Rights. Holders of Series D Preferred Stock are entitled to receive dividends on a cumulative basis at a rate of 9.0% per annum. The annual dividend rate will increase by 2.0% per annum (up to a maximum rate of 19.0% per annum) for each full 30-day period during which Aviall shall have, and continued to have, (i) failed to pay a payable in kind dividend when required, (ii) failed to redeem shares of Series D Preferred Stock when required, (iii) failed to purchase shares of Series D Preferred Stock when required and (iv) materially breached the voting rights, negative covenants and protective provisions of the Series D Preferred Stock. In addition, holders of

Series D Preferred Stock will be entitled to receive all dividends paid with respect to the Aviall Common Stock on an as-converted basis.

         Dividends paid on the Series D Preferred Stock on or prior to December 31, 2005 will be paid in additional shares of Series D Preferred Stock, and thereafter in cash to the extent funds are legally available therefor. If, however, Aviall fails to pay cash dividends after December 31, 2005, Aviall will be required, in lieu thereof, to pay dividends for such period in additional shares of Series D Preferred Stock. Dividends paid on the Series D Preferred Stock will (i) accrue and be cumulative from the original issuance of the Series D Preferred Stock, (ii) accrue whether or not Aviall has profits, surplus or other funds legally available for payment of dividends and (iii) be paid quarterly in arrears.

         So long as at least 4,511 shares of Series D Preferred Stock are outstanding, Aviall may not pay or set aside dividends on shares of any junior stock, including the Aviall Common Stock, until it first pays or sets aside all accrued and unpaid dividends on the Series D Preferred Stock.

         Liquidation Preference. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of Aviall, before any payment or distribution of the assets of Aviall is made to, or set apart for, the holders of any junior stock, the holders of Series D Preferred Stock will be entitled to be paid out of the assets of Aviall in cash or property at its fair market value an amount per share equal to $1,000 plus all cumulative dividends accrued and unpaid thereon as of the date of such liquidation, dissolution or winding-up. If upon such liquidation, dissolution or winding-up the assets of Aviall are insufficient to permit the payment described above, then the assets of Aviall or proceeds thereof will be ratably distributed among the holders of Series D Preferred Stock and any other outstanding series of Aviall Preferred Stock ranking equally with the Series D Preferred Stock. If upon such liquidation, dissolution or winding-up the assets of Aviall are sufficient to permit the payment described above, then after holders of Series D Preferred Stock are paid in full, the holders of Series D Preferred Stock, on an as-converted basis, will share ratably with the holders of Aviall Common Stock in the distribution of Aviall's remaining assets.

         Merger or Consolidation. In the event of any capital reorganization or reclassification of Aviall (other than a reclassification which causes an adjustment of the conversion price of the Series D Preferred Stock), any consolidation or merger of Aviall with or into another corporation, or any sale or conveyance of all or substantially of the property of Aviall to another corporation, then prior to the consummation of such transaction, each outstanding share of Series D Preferred Stock will be convertible into (in lieu of the Aviall Common Stock issuable upon such conversion) the kind and amount of shares of stock and other securities and property (including cash) receivable upon consummation of such transaction by a holder of that number of shares of Aviall Common Stock into which one share of Series D Preferred Stock was convertible immediately prior to such transaction.

         Conversion Rights. Holders of Series D Preferred Stock have the right to convert shares of Series D Preferred Stock into shares of Aviall Common Stock at any time before June 21, 2008, unless extended. In connection with such conversion, each share of Series D Preferred Stock will be valued at $1,000 per share plus all accrued and unpaid dividends thereon through the date of conversion. That value, then, will be divided by the conversion price then in effect (as of May 14, 2002, the conversion price was $5.80 per share) to determine the number of shares of Aviall Common Stock issuable upon conversion. The conversion price is subject to adjustment proportionately for a subdivision, combination or reclassification of the Aviall Common Stock and the issuance of shares of Aviall Common Stock as a dividend or distribution on the Aviall Common Stock. The conversion price is also subject to adjustment for issuance of shares of Aviall Common Stock (or options, rights, warrants or other securities convertible into or exchangeable for shares of Aviall Common Stock) at a price per share less than the conversion price in effect on the date of such issuance (except for issuances authorized by certain employee benefit plans and other options of Aviall) ("Additional Common Stock").

         If on or before December 21, 2002, Aviall issues or is deemed to have issued Additional Common Stock, the conversion price then in effect will be reduced to the price per share at which such Additional Common Stock was issued or deemed issued. If after December 21, 2002, Aviall issues or is deemed to have issued Additional Common Stock, the conversion price then in effect will be adjusted on a weighted average basis. In addition, Aviall may reduce the conversion price to a price that the Aviall Board deems advisable upon an affirmative vote of two-thirds of the Aviall Board.

         Voting Rights. So long as any shares of Series D Preferred Stock remain outstanding, each share of Series D Preferred Stock entitles its holder to vote on all matters voted upon by holders of Aviall Common Stock, voting together with the holders of Aviall Common Stock as a single class, at an annual or special meeting of stockholders of Aviall. Each share of Series D Preferred Stock entitles its holder to cast the same number of votes such holder would have been able to cast if such share of Series D Preferred Stock was converted into Aviall Common Stock on the record date applicable to such meeting. On any matter on which the holders of Series D Preferred Stock are entitled by law or under the Series D Certificate of Designations to vote separately as a class, each such holder will be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless approval by a higher percentage is required by law or the Series D Certificate of Designations.

         So long as at least 4,511 shares of Series D Preferred Stock remain outstanding, the vote of the holders of a majority of the outstanding shares of Series D Preferred Stock (in addition to any other consent or approval required by law) will be required to (i) waive or amend any provision of the Certificate of Incorporation or By-Laws in a manner adverse in any material respect to the holders of Series D Preferred Stock; (ii) authorize, create or issue any class of stock having any preference or priority over the Series D Preferred Stock as to payment of dividends or payments upon liquidation, dissolution or winding-up of Aviall ("Senior Stock"); (iii) authorize, create or issue (or permit any subsidiary of Aviall to authorize, create or issue) any class of stock ranking equally with the Series D Preferred Stock as to payment of dividends or payment upon liquidation, dissolution or winding-up of Aviall ("Parity Stock"); (iv) authorize, create or issue (or permit any subsidiary of Aviall to authorize, create or issue) any class of stock which Aviall or any of its subsidiaries is obligated to redeem, repurchase or make any other payment at any time prior to 180 days after June 21, 2008; (v) reclassify any shares of capital stock of Aviall into either Senior Stock or Parity Stock or authorize any security exchangeable for, convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock; (vi) increase the authorized number of shares of Series D Preferred Stock or issue shares of Series D Preferred Stock other than to holders of Series D Preferred Stock; (vii) increase the number of members of the Aviall Board to more than eight members; (viii) enter into certain transactions with affiliates of Aviall; (ix) under certain circumstances, redeem, retire or make any other payment or distribution in respect of any shares of capital stock of Aviall or its subsidiaries; (x) effect any voluntary liquidation, dissolution or winding-up of Aviall; (xi) purchase, acquire or lease in one transaction, or a series of related transactions, assets, properties, or securities for consideration having a fair market value in excess of $50.0 million, except for certain inventory purchases; (xii) engage in any business other than the businesses in which Aviall and any of its subsidiaries were engaged as of March 15, 2002 and any businesses reasonably related to such businesses; (xiii) take any action that would cause a dividend or other distribution to be received by holders of Series D Preferred Stock for federal income tax purposes, unless such dividend is received in cash; (xiv) amend in any respect Aviall's Preferred Share Rights Plan or the terms of the Series A Preferred Stock, or adopt any rights plan, "poison pill" or other plan or arrangement intended to result in the dilution of any holder's ownership of Aviall Common Stock; (xv) incur or guarantee, or permit any of Aviall's subsidiaries to incur or guarantee, any indebtedness in an aggregate amount that would cause Aviall or its subsidiaries on a consolidated basis to exceed $50.0 million of indebtedness over the preceding 12-month period, except under limited circumstances; or (xvi) adopt an annual operating plan not adopted by a majority of the Aviall Board and a majority of the members of the Aviall Board elected by the holders of Series D Preferred Stock.

         Board of Directors. For so long as at least 4,511 shares of Series D Preferred Stock remain outstanding, the holders of Series D Preferred Stock have the exclusive right to elect two directors to the Aviall Board. If at any time the holders of Series D Preferred Stock own on an as-converted basis in excess of 40.0% of the outstanding capital stock of Aviall, the holders of Series D Preferred Stock will be entitled to elect an additional director, for a total of three directors. Upon the occurrence of certain events of default, the number of directors on the Aviall Board will be increased by two and the holders of Series D Preferred Stock will be entitled to fill the two resulting vacancies. Upon a cure of such event of default, the term of office of the two directors elected by the holders of Series D Preferred Stock as a result of such event of default will terminate and the number of directors of the Aviall Board will be reduced to the number of directors provided for in the Certificate of Incorporation or the By-Laws.

         Redemption Rights. On the redemption date for the Series D Preferred Stock, Aviall is required to redeem all outstanding shares of Series D Preferred Stock at a redemption price of $1,000 per share plus all cumulative dividends accrued and unpaid thereon. The redemption rate is currently June 21, 2008, but may be extended to a later date by the holders of a majority of the Series D Preferred Stock.

         Registration Rights. From time to time, subject to certain limitations, the holders of at least 51.0% of the outstanding shares of Series D Preferred Stock and Aviall Common Stock issued upon conversion of the Series D Preferred Stock may demand that Aviall file a registration statement (a "Demand Registration") under the Securities Act of 1933, as amended, covering the resale of shares of Series D Preferred Stock and Aviall Common Stock issued upon conversion of the Series D Preferred Stock. Aviall is not required to effect more than four underwritten Demand Registrations, and each Demand Registration, other than the last Demand Registration, must have a proposed aggregate public offering price of at least $10.0 million. Aviall will pay all expenses (other than underwriting discounts and commissions) in connection with the registration of shares of Series D Preferred Stock and the Aviall Common Stock issued upon conversion of the Series D Preferred Stock. In addition to the rights to Demand Registrations, subject to certain limitations, the holders of Series D Preferred Stock also have rights to request to include their shares of Series D Preferred Stock and Aviall Common Stock issued upon conversion of the Series D Preferred Stock for sale pursuant to registration statements filed by Aviall covering the offer and sale by it or any of its security holders of any securities of Aviall for cash.

         Change of Control. In the event of a Change of Control (as defined below) of Aviall, each holder of Series D Preferred Stock will have the right to require Aviall to repurchase all or any part of such holder's Series D Preferred Stock for a cash payment equal to the greater of (i) the product of (x) 101.0% and (y) $1,000 per share of Series D Preferred Stock, plus all cumulative dividends accrued and unpaid thereon and (ii) the aggregate current market price of all shares of Aviall Common Stock issuable upon conversion of the Series D Preferred Stock as of the date of the Change of Control.

         "Change of Control" means the occurrence of any of the following: (i) the sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or transfer of the voting stock of Aviall), in one or a series of related transactions, of all or substantially all of the assets of Aviall and its subsidiaries, taken as a whole, to another entity other than Aviall or a wholly-owned subsidiary of Aviall; (ii) the consummation of any transaction that results in any entity, other than the holders of the Series D Preferred Stock, becoming the beneficial owner of more than 30.0% of the voting stock of Aviall; (iii) a "change of control" or other similar event shall occur under any issue of indebtedness with an aggregate principal amount in excess of $10.0 million of Aviall or its subsidiaries; (iv) during any period of 12 consecutive months after the initial issuance of the Series D Preferred Stock, the individuals who at the beginning of any such 12-month period constituted the Aviall Board cease for any reason to constitute at least a majority of the Aviall Board; and (v) the approval by the stockholders of Aviall of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own more than 50.0% of the voting stock of Aviall resulting from such reorganization, merger or consolidation.

         The Aviall Board and the holders of a majority of the Series D Preferred Stock may determine by written consent than any of the foregoing events do not constitute a Change of Control.

         Standstill Provisions. As holders of the Series D Preferred Stock, certain affiliates of The Carlyle Group (the "Carlyle Entities") have agreed that without the prior approval of the Aviall Board, for so long as they and their affiliates own 15.0% or more of the outstanding voting securities of Aviall, none of them will (subject to certain exceptions) (i) acquire, or offer to acquire, or agree to acquire by purchase or otherwise more than 5.0% of any outstanding securities of Aviall entitled to vote generally in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, other than the Series D Preferred Stock and any securities issuable in respect thereof; (ii) participate in, or encourage, the formation of a group (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Securities Exchange Act of 1934, as amended) which owns such securities, other than a group consisting of purchasers and permitted transferees; (iii) make, or in any way participate in, the solicitation of proxies, other than for the election of directors which may be elected by the holders of such securities;
(iv) call, or seek to have called, any meeting of stockholders, or make, or seek to make, a stockholder proposal at any meeting of the stockholders of the Aviall that has not first been presented to the Aviall Board; (v) commence, or announce any intention to commence, any tender offer for any voting securities of Aviall;
(vi) make, or announce an intention to make, a proposal or bid with respect to the acquisition of any substantial portion of Aviall's assets or any merger, consolidation, liquidation or similar event involving Aviall; or (vii) make any request or otherwise seek to obtain any waiver or amendment of these restrictions.

AVIALL PREFERRED SHARE RIGHTS PLAN

         In connection with the December 7, 1993 distribution (the "Distribution") of Aviall Common Stock to the holders of common stock of Ryder System, Inc., a Florida corporation, the Aviall Board declared a dividend of one Preferred Share Purchase Right (a "Right") for each share of Aviall Common Stock issued in the Distribution. The Aviall Board has also authorized and directed the issuance of one Right for each share of Aviall Common Stock which becomes outstanding prior to the earlier of (i) the Rights Distribution Date (as such term is defined below), (ii) the time at which the Rights are redeemed by the Aviall Board or (iii) December 7, 2003, unless extended. In addition, the Aviall Board has authorized the issuance of Rights to holders of shares of Series D Preferred Stock which are outstanding on the Rights Distribution Date. Each Right entitles its registered holder to purchase from Aviall one one-hundredth of a share of Series A Preferred Stock at a price of $52.50 per one one-hundredth of a share of Series A Preferred Stock (the "Purchase Price") (subject to adjustment).

         The description and terms of the Rights are set forth in the Rights Agreement, dated as of December 7, 1993, by and between Aviall, Inc. and The First National Bank of Boston (the "Rights Agent"), filed as Exhibit 10.7 to Aviall's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference, as amended by (i) Amendment No. 1 to Rights Agreement, dated as of March 14, 2000, by and between Aviall, Inc. and BankBoston, N.A., a national banking association (as successor to The First National Bank of Boston), filed as Exhibit 4.3 to Aviall's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and incorporated herein by reference, (ii) Amendment No. 2 to Rights Agreement, dated as of December 17, 2001, by and between Aviall, Inc. and EquiServe Trust Company, N.A., a national banking association (as successor to The First National Bank of Boston), filed as Exhibit 4.6 to Aviall's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference and (iii) Amendment No. 3 to Rights Agreement, dated as of December 21, 2001, by and between Aviall, Inc. and EquiServe Trust Company, N.A., a national banking association (as successor to The First National Bank of Boston), filed as Exhibit 4.7 to Aviall's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference (collectively, as amended the "Rights Agreement").

         Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15.0% or more of the outstanding Aviall Common Stock (such person or group being referred to herein as an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Aviall Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or first public announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being referred to herein as the "Rights Distribution Date"), the Rights will be evidenced by certificates of Aviall Common Stock.

         The Rights Agreement provides that during the term of a standstill agreement entered into among Aviall and the Carlyle Entities, the Carlyle Entities and their affiliates shall not be deemed to be an Acquiring Person. The standstill agreement terminates when the Carlyle Entities and their affiliates no longer own voting securities representing 15.0% or more of Aviall's outstanding voting securities. Upon termination of this standstill agreement, the Carlyle Entities and their affiliates will not be deemed to be an Acquiring Person solely because of their receipt of dividends paid in shares of Series D Preferred Stock.

         For purposes of determining whether a person or group of affiliated or associated persons becomes an Acquiring Person, such person or group shall not be deemed to beneficially own (i) shares of Series D Preferred Stock, (ii) shares of Aviall Common Stock issuable upon conversion of shares of Series D Preferred Stock or upon exercise of warrants issued to the Carlyle Entities or
(iii) any shares of Series D Preferred Stock issued in payment of dividends on shares of Series D Preferred Stock acquired by such person or group (collectively, the "Investor Shares"), unless such person or group beneficially owns at the time of acquiring any Investor Shares or thereafter acquires 5.0% or more of the outstanding Aviall Common Stock.

         In addition to the Rights issued on shares of Aviall Common Stock prior to the Rights Distribution Date, Aviall will also issue Rights to holders of shares of Series D Preferred Stock on the Rights Distribution Date. On the Rights Distribution Date, each holder of shares of Series D Preferred Stock will be entitled to receive a number of Rights equal to the number of whole shares of Aviall Common Stock which would be issuable upon conversion of such holder's shares of Series D Preferred Stock on the Rights Distribution Date. If at any time after the Rights Distribution Date, the number of shares of Aviall Common Stock which would be issuable upon conversion of such holder's shares of Series D Preferred Stock exceeds the number of Rights held by such holder, the Aviall Board will issue to such holder an additional number of Rights equal to the difference between the number of shares of Aviall Common Stock which would be issuable upon conversion of such holder's shares of Series D Preferred Stock and the Rights held by such holder. Thereafter, no additional Rights will be issued to the holders of Series D Preferred Stock upon conversion of such shares into shares of Aviall Common Stock.

         The Rights Agreement also provides that, until the Rights Distribution Date, the Rights will be transferable with and only with the Aviall Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), certificates of Aviall Common Stock will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Aviall Common Stock and Series D Preferred Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on the tenth anniversary of the date of their issuance (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by Aviall, in each case, as described below.

         The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of shares of Series A Preferred Stock, (ii) upon the grant to holders of shares of Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into shares of Series A Preferred Stock with a conversion price, less than the then current market price of shares of Series A Preferred Stock or (iii) upon the distribution to holders of shares of Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-hundredths of a share of Series A Preferred Stock issuable upon exercise of each Right is also subject to adjustment in the event of a stock split of the Aviall Common Stock or a stock dividend on the Aviall Common Stock payable in Aviall Common Stock or subdivisions, consolidations or combinations of the Aviall Common Stock occurring, in any such case, prior to the Rights Distribution Date.

         Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Aviall Common Stock. In the event of liquidation, the holders of shares of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share of Series A Preferred Stock but will be entitled to an aggregate payment equal to 100 times the payment made per share of Aviall Common Stock. Each share of Series A Preferred Stock will have 100 votes, voting together with the Aviall Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Aviall Common Stock is exchanged, each share of Series A Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Aviall Common Stock. These rights are protected by customary antidilution provisions.

         Because of the nature of the dividend, liquidation and voting rights of the shares of Series A Preferred Stock, the value of the one one-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Aviall Common Stock.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Aviall Common Stock having a market value of two times the exercise price of the Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, Aviall is acquired, in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50.0% or more of the outstanding Aviall Common Stock, the Aviall Board may exchange the Rights (other than Rights beneficially owned by the Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Aviall Common Stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of Aviall Preferred Stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1.0% in such Purchase Price. No fractional shares of Series A Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock, which may, at the election of Aviall, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of shares of Series A Preferred Stock on the last trading day prior to the date of exercise.

         At any time prior to the time a person or group of affiliated or associated persons becomes an Acquiring Person, the Aviall Board may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Aviall Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Aviall, including, without limitation, the right to vote or to receive dividends.

         The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Aviall on terms not approved by the Aviall Board. The Rights should not interfere with any merger or other business combination approved by the Aviall Board since the Rights may be redeemed by Aviall at the Redemption Price prior to the time that a person or group of affiliated or associated persons has become an Acquiring Person.

         In addition, the Aviall Board has implemented a Three-Year Independent Director Evaluation policy (the "TIDE Policy"). Pursuant to the TIDE Policy, a committee comprised solely of independent directors of Aviall (the "TIDE Committee") will periodically review the Rights Agreement in order to consider whether the maintenance of the Rights Agreement continues to be in the best interests of Aviall and its stockholders. The TIDE Committee will conduct its review at least once every three years and will report its conclusions to the full Aviall Board, including any recommendation as to whether the Rights Agreement should be modified or the Rights should be redeemed.

         The foregoing description is intended only as a summary of certain terms of the Rights and the Rights Agreement and is qualified in its entirety by reference to the Rights Agreement.

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BY-LAWS AND THE DELAWARE LAW

         The Certificate of Incorporation, the By-Laws and the Delaware General Corporation Law, as amended (the "Delaware Law") contain certain provisions that could make the acquisition of Aviall by means of a tender offer, a proxy contest or otherwise more difficult. The discussion set forth below is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the Delaware Law.

         CLASSIFIED BOARD OF DIRECTORS

         The Certificate of Incorporation and the By-Laws provide that Aviall's directors, other than those who may be elected by the holders of Aviall Preferred Stock, will be divided into three classes, with the classes to be as nearly equal in number as possible. These classification provisions have the effect of making it more difficult for stockholders of Aviall to change the composition of the Aviall Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Aviall Board. Such a delay may help ensure that Aviall's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposed transaction, as well as any available alternatives to the proposed transaction, and to act in what they believe to be the best interests of the stockholders of Aviall. The classification provisions will apply to every election of directors, regardless of whether a change in the composition of the Aviall Board would be beneficial to Aviall and its stockholders and whether or not a majority of the stockholders of Aviall believe that such a change would be desirable.

         The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender or exchange offer or otherwise attempting to obtain control of Aviall, even though such an attempt might be beneficial to Aviall and its stockholders. Accordingly, the classification provisions could increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of Aviall's capital stock by purchasers whose objective is to take control of Aviall and remove a majority of the Aviall Board, the classification provisions may reduce the likelihood of fluctuations in the market price of the Aviall Common Stock that might result from such accumulations. Accordingly, the holders of Aviall Common Stock could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be obtainable.

         NUMBER OF DIRECTORS; REMOVAL; FILLING VACANCIES

         The Certificate of Incorporation provides that, subject to any rights of holders of Aviall Preferred Stock to elect additional directors under specified circumstances, the number of directors of Aviall will be fixed in the manner set forth in the By-Laws. The By-Laws provide that, subject to any rights of holders of Aviall Preferred Stock to elect additional directors under specified circumstances, the number of directors of Aviall will be fixed from time to time exclusively pursuant to a resolution adopted by the directors who constitute a majority of the total number of directors that Aviall would have if there were no vacancies on the Aviall Board (the "Whole Board"), but must not consist of more than nineteen or less than three directors. In addition, the By-Laws provide that, subject to any rights of holders of Aviall Preferred Stock and unless the Aviall Board otherwise determines, any vacancies on the Aviall Board will be filled only by the affirmative vote of a majority of the remaining directors. Accordingly, absent an amendment to the By-Laws, the Aviall Board could prevent any stockholder from enlarging the Aviall Board and filling the new directorships created thereby with such stockholder's own nominees. The By-Laws provide that, subject to any rights of holders of Aviall Preferred Stock to elect additional directors under certain circumstances, the majority of persons elected to the Aviall Board shall consist of independent directors who are not otherwise affiliated with Aviall.

         Under the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The Certificate of Incorporation and the By-Laws provide that, subject to any rights of holders of Aviall Preferred Stock to elect additional directors under certain circumstances, Aviall's directors may only be removed for cause and only upon the affirmative vote of holders of at least 75.0% of the voting power of all the then-outstanding shares of Aviall's capital stock entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

         NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

         Subject to any rights of holders of Aviall Preferred Stock to elect additional directors under specified circumstances, the Certificate of Incorporation and the By-Laws provide that stockholder action can be taken only at an annual meeting or special meeting of stockholders and prohibit stockholder action from being taken by written consent in lieu of a meeting. The By-Laws further provide that, subject to any rights of holders of Aviall Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders may be called only by the Aviall Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders may not call a special meeting of stockholders or force the Aviall Board to call such a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the special meeting pursuant to the notice of the special meeting given by Aviall.

         The provisions of the Certificate of Incorporation and the By-Laws which prohibit stockholder action by written consent would prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action. In addition, these provisions may have the effect of delaying the consideration of a stockholder proposal until the next annual meeting of stockholders unless a special meeting of stockholders is called by a majority of the Whole Board to consider such proposal. Moreover, since a special meeting of stockholders may only be called by a majority of the Whole Board, a stockholder could not force the consideration of a stockholder proposal at a special meeting of stockholders prior to the time a majority of the Whole Board believes consideration of such proposal to be appropriate.

         ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

         The By-Laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or bring other business before an annual meeting of stockholders (the "Stockholder Notice Procedure").

         The Stockholder Notice Procedure provides that only those persons who are nominated by or at the direction of the Aviall Board, or by a stockholder who has given timely written notice of such nomination to the Secretary of Aviall, will be eligible for election as directors of Aviall. The Stockholder Notice Procedure also provides that only such business as has been brought before an annual meeting of stockholders by or at the direction of the Aviall Board, or by a stockholder who has given timely written notice to the Secretary of Aviall of such stockholder's intention to bring such business before such meeting, may be considered at the annual meeting of stockholders. The Stockholder Notice Procedure further provides that notice of stockholder nominations will be considered timely only if such notice is received by the Secretary of Aviall not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. If the date of the annual meeting is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice will be considered timely only is such notice is received by the Secretary of Aviall not more than the 90th day prior to such meeting and not less than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made. Notwithstanding the foregoing, in the event that the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Aviall Board at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of Aviall not later than the 10th day after such public announcement is first made. The Stockholder Notice Procedure provides that notice of stockholder nominations to be made at a special meeting at which directors are to be elected will be considered timely only if such notice is received by the Secretary of Aviall not more than the 90th day prior to such meeting and not less than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made.

         The Stockholder Notice Procedure also provides that a stockholder notice that proposes to nominate a person for election as a director must contain certain information, including, without limitation, the name and address of the nominating stockholder, the class and number of shares of Aviall's capital stock which are owned beneficially and of record by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. The Stockholder Notice Procedure further provides that a stockholder notice that relates to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholders, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, any material interest of such stockholder in the business so proposed, the name and address of such stockholder and the class and number of shares of Aviall's capital stock owned beneficially and of record by such stockholder. Except as otherwise provided by law, the Certificate of Incorporation or the By-Laws, the chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before a meeting was made in accordance with the provisions set forth in the By-Laws. If the chairman of the meeting determines that a person was not properly nominated, or other business was not properly brought before the meeting, the chairman of the meeting may declare that such defective nomination or proposal be disregarded.

         By requiring advance notice of stockholder nominations, the Stockholder Notice Procedure will provide the Aviall Board with an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Aviall Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of stockholders. In addition, the Stockholder Notice Procedure will, to the extent deemed necessary or desirable by the Aviall Board, provide the Aviall Board with an opportunity to inform stockholders prior to such meetings of any business proposed to be conducted at such meetings, including any recommendations as to the positions of the Aviall Board regarding action to be taken with respect to such business, so that the stockholders of Aviall can make a more informed decision with respect to attending the meeting or granting a proxy regarding the disposition of any such business.

         Although the Stockholder Notice Procedure does not give the Aviall Board power to approve or disapprove stockholder nominations for an election of directors or stockholder proposals for action, it may have the effect of precluding a contest of an election of directors or the consideration of stockholder proposals if the proper procedures are not followed. In addition, the Stockholder Notice Procedure could have the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether the consideration of such nominees or proposals might be harmful or beneficial to Aviall and its stockholders.

         FAIR PRICE PROVISION

         Article IX of the Certificate of Incorporation ("Article IX") places certain limitations on the ability of Aviall to effect a Business Combination (as defined below) with an Interested Shareholder (as defined below).

         Definitions. Article IX confers upon a majority of the Whole Board, or, if a majority of the Whole Board does not consist of Continuing Directors (as defined below), a majority of the then Continuing Directors, the power and duty to determine, on the basis of information known after reasonable inquiry, the applicability of certain defined terms used in Article IX as well as all other facts necessary to determine compliance with Article IX. A summary of certain definitions contained in Article IX is set forth below.

         An "Interested Shareholder" is any person (other than Aviall or its subsidiaries) who or which is (a) the "beneficial owner" (as defined below), directly or indirectly, of 10.0% or more of the voting power of the outstanding Voting Stock, (b) an "Affiliate" or "Associate" (each, as defined in Article IX) of Aviall and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then-outstanding Voting Stock or (c) an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned (as defined below) by a person described in clause (a) or (b) above (other than shares acquired through a public offering).

         A person is the "beneficial owner" of, or "Beneficially Owns," any shares of Voting Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (b) which such person or any of its Affiliates has the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, (c) which such person or any of its Affiliates has the right to vote pursuant to any agreement, arrangement or understanding or (d) which are beneficially owned, directly or indirectly, by any member of any group of such persons having any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

         A "Business Combination" includes the following transactions: (a) a merger or consolidation of Aviall or any of its subsidiaries with an Interested Shareholder or any corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; (b) the sale or other disposition (in one transaction or a series of transactions) by Aviall or any of its subsidiaries of assets having an aggregate "Fair Market Value" (as defined in Article IX) of $10.0 million or more if an Interested Shareholder or any of its Affiliates is a party to the transaction; (c) the issuance or transfer (in one transaction or a series of transactions) of any securities of Aviall or any of its subsidiaries to an Interested Shareholder or any of its Affiliates in exchange for cash or property (including stock or other securities) having an aggregate Fair Market Value of $10.0 million or more; (d) the adoption of any plan or proposal for the liquidation or dissolution of Aviall proposed by or on behalf of an Interested Shareholder or any of its Affiliates; or (e) any reclassification of Aviall's securities, recapitalization of Aviall, merger or consolidation of Aviall with any of its subsidiaries or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Aviall or any of its subsidiaries which is Beneficially Owned by an Interested Shareholder or any of its Affiliates.

         A "Continuing Director" is (a) any director of Aviall who is not affiliated with the Interested Shareholder in question and who was a director of Aviall prior to the time such Interested Shareholder became an Interested Shareholder or (b) any director of Aviall who is appointed to fill any vacancy on the Aviall Board or is elected subsequent to the time the Interested Shareholder became an Interested Shareholder, and who, in either event, is not affiliated with such Interested Shareholder and in connection with his or her initial assumption of office was recommended by a majority of the Continuing Directors then on the Aviall Board.

         Shareholder Vote Required for Certain Business Combinations. Article IX requires the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock as a condition to effecting a Business Combination, except in cases in which one of the two alternatives described under "Exceptions to Higher Vote Requirement" below is applicable and satisfied. In the event that either of such alternatives is applicable and satisfied with respect to a particular Business Combination, the affirmative vote otherwise required, if any, by the Delaware Law, the other provisions of the Certificate of Incorporation and by the terms of any outstanding series of Aviall Preferred Stock would apply. Moreover, the terms of any outstanding series of Aviall Preferred Stock may require approval of a particular Business Combination by the holders of shares of such series, and such approval may be required in addition to, and would not be affected by, Article IX. Depending upon the circumstances, it may be necessary to obtain the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock to effect a Business Combination in cases in which either a lesser vote or no vote would be required under the Delaware Law.

         Even if a Business Combination proposed by an Interested Shareholder would receive the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock, certain provisions of the Delaware Law may nevertheless require that such Business Combination, depending upon its nature, be approved by the Aviall Board prior to its submission to a stockholder vote (such would be the case, for instance, with respect to a merger or consolidation involving Aviall). In that case, the Interested Shareholder could not effect such Business Combination, regardless of its ability to obtain the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock, without the prior approval of the Aviall Board. Further, even if the Interested Shareholder was able to obtain the requisite number of votes to repeal the provisions of Article IX, the Certificate of Incorporation would prohibit the Interested Shareholder from forcing the Aviall Board to call a special meeting of stockholders to vote upon such repeal or from effecting such repeal through the written consent procedure. Furthermore, the provisions of the Certificate of Incorporation relating to the classification of the Aviall Board may prevent an Interested Shareholder from gaining control of the Aviall Board for the purposes of effecting a Business Combination until at least two annual meetings of stockholders have been held. In addition, Section 203 of the Delaware Law ("Section 203") might also operate to prevent an Interested Shareholder from effecting a Business Combination.

         Exceptions to Higher Vote Requirement. In the case of a Business Combination that involves the receipt of cash or other consideration by stockholders of Aviall solely in their capacity as stockholders, the requirement that the Business Combination receive the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock would not apply if either (a) the Business Combination was approved by a majority of the Continuing Directors (in order for this condition to be satisfied there must be at least three Continuing Directors) or
(b) the requirements described in paragraphs (1), (2) and (3) below were satisfied.

         If the Business Combination does not involve the receipt of consideration by Stockholders of Aviall solely in their capacity as stockholders (e.g., because the Business Combination takes the form of a sale of assets or an original issuance of Aviall's securities to an Interested Shareholder), then only approval by a majority of the Continuing Directors would avoid the requirement that the Business Combination receive the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock, even though a lesser vote or no vote might be required to effect the Business Combination, depending upon its nature, under the Delaware Law. If there were fewer than three Continuing Directors, such Business Combination would necessarily require the approval of the holders of at least 75.0% of the voting power of the outstanding Voting Stock.

         Under the Delaware Law, a particular Business Combination may, depending upon its nature, only require the prior approval of the Aviall Board and/or no vote or a majority vote of the stockholders. Neither the approval of such Business Combination by a majority of the Continuing Directors nor the satisfaction of the requirements described in paragraphs (1), (2) and (3) below would supersede the other approval requirements of the Delaware Law (including, but not limited to, Section 203) or any class voting requirements with respect to any outstanding class or series of Aviall Preferred Stock. Rather, such approval by a majority of the Continuing Directors or satisfaction of the requirements described in paragraphs (1), (2) and (3) below would eliminate only the requirement that the Business Combination receive the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock.

         In order to avoid the requirement that a Business Combination that involves the receipt of cash or other consideration by Stockholders of Aviall receive either the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock or the approval of a majority of the Continuing Directors, the following conditions must be met:

          (1) Form of Consideration Requirement. The consideration to be received in the Business Combination by holders of shares of a particular class or series of Aviall's capital stock must be in the form of either cash or the same type of consideration used by the Interested Shareholder and any of its Affiliates in acquiring the largest portion of their interest in such class or series of capital stock. If the Interested Shareholder and its Affiliates have not previously purchased any shares of such class or series of capital stock, the consideration to be received in the Business Combination by holders of shares of such class or series of capital stock must be in the form of cash.

         (2) Minimum Price Requirements. The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date the Business Combination is consummated (the "Consummation Date"), of any consideration other than cash to be received by holders of Aviall Common Stock in the Business Combination must be at least equal to the greater of:

                  (i) the highest price paid per share by the Interested Shareholder and any of its Affiliates in acquiring any shares of Aviall Common Stock during the two years immediately prior to the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or in any transaction in which the Interested Shareholder became an Interested Shareholder (whichever is higher), plus interest compounded annually from the first date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date") through the Consummation Date at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York, New York, or such other major bank headquartered in New York, New York as may be selected from time to time by the Continuing Directors, less the aggregate amount of cash dividends, and the Fair Market Value of any dividends paid other than in cash, paid or declared on each share of Aviall Common Stock from the Determination Date through the Consummation Date up to but not exceeding the amount of interest so payable per share of Aviall Common Stock; and

                  (ii) the higher of the Fair Market Value per share of Aviall Common Stock on the Announcement Date or the Determination Date.

         The higher of clause (i) or (ii) above must be paid in respect of all outstanding shares of Aviall Common Stock, whether or not the Interested Shareholder and any of its Affiliates has previously acquired any shares of Aviall Common Stock. If the Interested Shareholder and any of its Affiliates did not purchase any shares of Aviall Common Stock during the two-year period prior to the Announcement Date or in the transaction in which the Interested Shareholder became an Interested Shareholder (e.g., if the Interested Shareholder became an Interested Shareholder by purchasing shares of any then-outstanding class of voting Aviall Preferred Stock), the minimum price paid per share of Aviall Common Stock would be determined under clause (ii) above. The interest and dividend payments contemplated by clause (i) above must be computed from the Determination Date, whether or not the highest price paid per share by the Interested Shareholder and any of its Affiliates during the two-year period prior to the Announcement Date was higher than the price paid per share by the Interested Shareholder and any of its Affiliates on the Determination Date, and whether or not Determination Date occurred before or after the beginning of such two-year period. Thus, for instance, if the highest price per share paid by the Interested Shareholder and any of its Affiliates during such two-year period was higher than the price paid per share in the transaction on the Determination Date and the Determination Date occurred before the beginning of such two-year period, interest and dividends would nevertheless be required to be computed on the highest price from the Determination Date. Since clause (ii) above does not include an interest or dividend factor, no interest or dividends would be included in computing the per share amount required to be paid in the Business Combination if the price per share established by clause (ii) above exceeded the price per share established by clause (i) above.

         In addition, the minimum price requirements would also apply to any class or series of Aviall Preferred Stock outstanding at the time a Business Combination is consummated unless such class or series had been excluded from the provisions of Article IX by the resolution of the Aviall Board establishing such class or series. Assuming a class or series of Aviall Preferred Stock has not been excluded from the provisions of Article IX, the payments to holders of shares of such class or series must be at least equal to the higher of (x) the highest price paid per share of Aviall Preferred Stock as determined in the same manner as described in clauses (i) and (ii) above with respect to the Aviall Common Stock and (y) the highest preferential amount per share, if any, to which the holders of such class or series of Aviall Preferred Stock would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding-up of Aviall. The minimum price requirements would have to be met with respect to each outstanding class or series of Aviall's capital stock whether or not the Interested Shareholder was a beneficial owner of shares of that class or series prior to the Business Combination.

         Under the minimum price requirements, the Fair Market Value of non-cash consideration to be received by holders of shares of any class of Aviall's capital stock in a Business Combination is to be determined as of the Consummation Date. If the definitive terms of such non-cash consideration are established in advance of the Consummation Date, intervening adverse developments, either in the economy or the market generally or in the financial condition or business of the Interested Shareholder, could result in a decline in the originally anticipated Fair Market Value of such consideration so that on the date scheduled for its consummation, the Business Combination, which had theretofore been considered as not requiring the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock or the approval by a majority of the Continuing Directors (i.e., because it was expected to satisfy the minimum price requirements and it satisfied the form of consideration and procedural requirements), could not be consummated because it had not received such vote or approval (even if it had received any lesser vote required by the Delaware Law and any separate class vote required by the terms of any then-outstanding class or series of Aviall Preferred Stock) and did not meet the minimum price requirements on such date. However, an Interested Shareholder could avoid such a situation by establishing in advance terms for the Business Combination whereby the non-cash consideration would be finalized by reference to its Fair Market Value on the Consummation Date. Such an approach would help assure that the Interested Shareholder would bear the risk of a decline in the Fair Market Value of the offered consideration prior to the consummation of the Business Combination. Article IX uses the Consummation Date as the date on which the Fair Market Value of non-cash consideration to be paid in a Business Combination is to be determined in order to help assure that the Interested Shareholder, and not the holders of Aviall's capital stock, would bear this risk.

         In addition, since the minimum price requirements specify that interest compounded at the base rate and the dividends paid or declared per share be measured through the Consummation Date, in a particular case it might not be possible to determine with certainty whether the Business Combination, as of the date it was submitted for stockholder approval, would ultimately satisfy the minimum requirements on the Consummation Date.

Accordingly, it might not be possible to determine with certainty whether the Business Combination would require the affirmative vote of the holders of 75.0% of the voting power of the outstanding Voting Stock or a lesser or no vote otherwise applicable under the Delaware Law and, until the Consummation Date, there might be uncertainty as to whether the Business Combination, if it in fact received less than the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock, could be consummated under Article
IX. This uncertainty could deter an Interested Shareholder who did not own (and was not assured of obtaining the affirmative votes of) 75.0% of the voting power of the outstanding Voting Stock from going forward with a Business Combination that had not been approved by a majority of the Continuing Directors. However, the use of the Consummation Date as the determination date with respect to the minimum price requirements of Article IX could benefit the stockholders of Aviall by encouraging the Interested Shareholder to negotiate with the Continuing Directors (and to refrain from taking action which would result in there being fewer than three Continuing Directors) and to obtain their approval of the Business Combination, since such approval would avoid the minimum price requirements and the requirement that the Business Combination receive the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock.

         (3) Procedural Requirements. In order to avoid the requirement that a Business Combination receive the affirmative vote of at least 75.0% of the voting power of the outstanding Voting Stock or the approval of a majority of the Continuing Directors, after an Interested Shareholder becomes and Interested Shareholder and prior to the Consummation Date, all of the following procedural requirements, as well as the form of consideration and minimum price requirements, must be satisfied.

         The first procedural requirement provides that after the Determination Date, Aviall must not (i) fail to pay full quarterly dividends on any shares of then-outstanding Aviall Preferred Stock and (ii) reduce the rate of dividends paid on shares of Aviall Common Stock, unless such failure or reduction was approved by a majority of the Continuing Directors and there were at least three Continuing Directors at the time of such approval. This procedural requirement is designed to prevent an Interested Shareholder from attempting to depress the market price of Aviall's capital stock prior to proposing a Business Combination by attempting to reduce dividends paid thereon, and thereby reducing the consideration required to be paid pursuant to the minimum price requirements set forth in Article IX.

         The second procedural requirement provides that the Interested Shareholder and any of its Affiliates must not acquire, directly or indirectly, any additional shares of Voting Stock, except as part of the transaction pursuant to which the Interested Shareholder became an Interested Shareholder and other than any such acquisition pursuant to a stock split or similar transaction that does not increase the Interested Shareholder's proportionate share of any class or series of Aviall's capital stock. This procedural requirement is intended to prevent an Interested Shareholder from purchasing additional shares of Voting Stock at prices which are lower than those set by the minimum price requirements set forth in Article IX. Since the form of consideration, minimum price requirements and procedural requirements must all be satisfied in order for the Interested Shareholder to avoid the requirement that a Business Combination either receive either (a) the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock or (b) the approval of a majority of the Continuing Directors, an effect of this procedural requirement, where the Interested Shareholder and any of its Affiliates acquired additional shares of Voting Stock after the Interested Shareholder became an Interested Shareholder, is that the Interested Shareholder could only acquire all of the Voting Stock by means of a Business Combination that either received the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock or the approval of a majority of the Continuing Directors.

         The third procedural requirement provides that the Interested Shareholder and any of its Affiliates must not receive at any time after the Interested Shareholder became an Interested Shareholder, whether in connection with the Business Combination or otherwise, the benefit, directly or indirectly (except proportionately, solely in such Interested Shareholder's or Affiliate's capacity as a stockholder of Aviall), of any other financial assistance or tax advantages provided by Aviall. This procedural requirement is intended to deter an Interested Shareholder from self-dealing or otherwise taking advantage of its position as a stockholder of Aviall by using Aviall's resources to finance the Business Combination or otherwise for its own purposes in a manner not proportionately available to all stockholders of Aviall.

         The fourth procedural requirement provides that a proxy or information statement disclosing the terms and conditions of the Business Combination and complying with the requirements of the proxy rules promulgated under the Exchange Act or any provisions replacing the Exchange Act must be mailed to all stockholders of Aviall at least 30 days prior to the consummation of the Business Combination, whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or any provisions replacing the Exchange Act. This procedural requirement is intended to ensure that stockholders of Aviall will be fully informed of the terms and conditions of the Business Combination even if the Interested Shareholder were not otherwise required by law to disclose such information to stockholders of Aviall.

         The final procedural requirement provides that the Interested Shareholder must supply Aviall with all information requested by the Continuing Directors pursuant to Article IX. Under Article IX, the Continuing Directors have the right to request information pertaining to the Interested Shareholder's beneficial ownership of Voting Stock and other factual matters relating to the applicability and effect of Article IX.

         AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Delaware Law provides that a corporation's stockholders have the right to adopt, amend or repeal the corporation's bylaws and, with the approval of the board of directors, the corporation's certificate of incorporation. In addition, the Delaware Law provides that if a corporation's certificate of incorporation so provides, the corporation's bylaws may be adopted, amended or repealed by the corporation's board of directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock, voting as a single class, is required to amend provisions of the Certificate of Incorporation relating to (i) the prohibition of stockholder action by written consent in lieu of a meeting, (ii) the number, election and term of Aviall's directors and (iii) the removal of Aviall's directors. The Certificate of Incorporation further provides that the By-Laws may be amended by the Aviall Board or by the affirmative vote of the holders of at least 75.0% of the voting power of the outstanding Voting Stock, voting together as a single class. These 75.0% voting requirements will have the effect of making it more difficult for Stockholders of Aviall to amend the By-Laws or any of the provisions of the Certificate of Incorporation described above, even if a majority of the stockholders of Aviall believe that such amendment would be in their best interests. The affirmative vote of the holders of at least a majority of the outstanding shares of Voting Stock is required to amend all other provisions of the Certificate of Incorporation.

         ANTITAKEOVER LEGISLATION

         Section 203 provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date on which such stockholder became an interested stockholder unless (i) prior to such date, the corporation's board of directors has approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the corporation's voting stock outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15.0% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15.0% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

         Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude Aviall from the restrictions imposed under Section 203. It is anticipated that the provisions of
Section 203 may encourage persons interested in acquiring Aviall to negotiate in advance with the Aviall Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

         RELATIONSHIP OF ARTICLE IX TO SECTION 203

         Each of Article IX and Section 203 should encourage persons interested in acquiring Aviall to negotiate in advance with the Aviall Board since the higher stockholder voting requirements imposed thereby would not be invoked if
(i) in the case of Article IX, such person obtains the approval of a majority of the Continuing Directors for the proposed Business Combination and (ii) in the case of Section 203, such person, prior to acquiring 15.0% of Aviall's voting stock, obtains the approval of the Aviall Board for such stock acquisition or for the proposed business combination transaction (unless such person acquires 85.0% or more of Aviall's voting stock in such transaction, excluding certain shares). In the event of a proposed acquisition of Aviall, the interests of the stockholders of Aviall may be served by a transaction that results from negotiations based upon careful consideration of the proposed terms, such as the price to be paid to minority stockholders, the form of consideration paid and the tax effects of the transaction.

         The protection afforded to any remaining stockholders by Section 203 is stronger in some respects than the protection that would be afforded by Article IX in situations in which both apply because, unless the requisite approval of the Aviall Board or stockholders of Aviall is obtained or the acquirer succeeds in obtaining at least 85.0% of Aviall's voting stock in the initial transaction,
Section 203 would prevent any of the specified business combination transactions which could be used by an acquirer to eliminate Aviall's remaining stockholders, to use Aviall's assets to finance its acquisition or to otherwise abuse its equity position from occurring for a period of three years thereafter. Alternatively, Article IX would merely require that the form of consideration, minimum price requirements and procedural requirements be satisfied.

         In other situations, however, Article IX may provide more protection to stockholders of Aviall than that provided by Section 203. First, the term "business combination" is defined differently in Article IX that it is in
Section 203 and, as a result, Article IX may afford protection to stockholders of Aviall in certain situations in which Section 203 would not apply. In addition, Article IX would apply to transactions with or for the benefit of any person (together with such person's affiliates and associates) beneficially owning, directly or indirectly, 10.0% or more of the outstanding Voting Stock while Section 203 would only apply to transactions involving persons (together with their affiliates and associates) beneficially owning, directly or indirectly, 15.0% or more of the outstanding Voting Stock.

         Second, although the constitutionality of Section 203 has so far been upheld in the courts, it is possible that a higher court might yet find Section 203 to be unconstitutional. If Section 203 were to be challenged and struck down as unconstitutional prior to or in connection with any acquisition of Aviall,
Article IX would continue to afford its protections to the stockholders of Aviall.

         Neither Article IX nor Section 203 will prevent a hostile takeover of Aviall. They may, however, make more difficult or discourage a takeover of Aviall or the acquisition of control of Aviall by a significant stockholder and thus the removal of incumbent management, and this effect will be enhanced by Aviall's Preferred Share Rights Plan. Some stockholders of Aviall may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers which are not approved by the Continuing Directors but in which they might receive, for at least some of their shares, a substantial premium above the market price of such shares at the time of a tender offer or other acquisition transaction. Article IX should not prevent or discourage transactions in which the acquiring person is willing to negotiate in good faith with the Aviall Board and is prepared to pay the same price to all holders of each class of outstanding Voting Stock."

ITEM 15. EXHIBITS

         The following exhibits are filed herewith or are incorporated by reference to the designated document previously filed with the Securities and Exchange Commission:



 EXHIBIT
   NO.                                DESCRIPTION
 -------          --------------------------------------------------------------
   3.1            Restated Certificate of Incorporation of Aviall, Inc. (Exhibit
                  3.1 to Aviall, Inc.'s Annual Report on Form 10-K for the
                  fiscal year ended December 31, 1993 (the "1993 Form 10-K") and incorporated herein by reference)

   3.2            Amended and Restated By-Laws of Aviall, Inc. (Exhibit 3.1 to
                  Aviall, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (the "March 31, 1999 Form 10-Q") and incorporated herein by reference)

   4.1            Amended and Restated Certificate of Designations of Series D
                  Senior Convertible Participating Preferred Stock, par value
                  $0.01 per share, of Aviall, Inc., filed as of February 7, 2002
                  (Exhibit 4.1 to Aviall, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K") and incorporated herein by reference)

   4.2            Form of Series D Senior Convertible Participating Preferred
                  Stock Certificate of Aviall, Inc. (filed as Exhibit 4.3 to
                  Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)

   4.3 Rights Agreement, dated as of December 7, 1993, by and between Aviall, Inc. and The First National Bank of Boston (Exhibit
                  10.7 to Aviall, Inc.'s 1993 Form 10-K and incorporated herein by reference)

   4.4            Amendment No. 1 to Rights Agreement, dated as of March 14,
                  2000, by and between Aviall, Inc. and BankBoston, N.A., a national banking association (as successor to The First
                  National Bank of Boston) (Exhibit 4.3 to Aviall, Inc.'s Annual
                  Report on Form 10-K for the fiscal year ended December 31, 1999 (the "1999 Form 10-K") and incorporated herein by reference)

   4.5            Amendment No. 2 to Rights Agreement, dated as of December 17,
                  2001, by and between Aviall, Inc. and EquiServe Trust Company,
                  N.A., a national banking association (as successor to The
                  First National Bank of Boston) (Exhibit 4.6 to Aviall, Inc.'s
                  2001 Form 10-K and incorporated herein by reference)

   4.6            Amendment No. 3 to Rights Agreement, dated as of December 21,
                  2001, by and between Aviall, Inc. and EquiServe Trust Company,
                  N.A., a national banking association (as successor to The
                  First National Bank of Boston) (Exhibit 4.7 to Aviall, Inc.'s
                  2001 Form 10-K and incorporated herein by reference)

   4.7 Securities Purchase Agreement, dated as of December 17, 2001, by and between Aviall, Inc., Aviall Services, Inc., J. H.
                  Whitney Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P.,
                  Whitney Limited Partner Holdings, LLC, Blackstone Mezzanine
                  Partners L.P., Blackstone Mezzanine Holdings L.P., Carlyle
                  High Yield Partners, L.P., Oak Hill Securities Fund, L.P., Oak
                  Hill Securities Fund II, L.P., Lerner Enterprises, L.P. and P
                  & PK Limited Partnership (Exhibit 4.8 to Aviall, Inc.'s 2001
                  Form 10-K and incorporated herein by reference)

   4.8 Form of Senior Promissory Note due December 21, 2007, entered into as of December 21, 2001, between Aviall Services, Inc.
                  and each of J. H. Whitney Mezzanine Fund, L.P., Whitney
                  Private Debt Fund, L.P., Whitney Limited Partner Holdings,
                  LLC, Blackstone Mezzanine Partners L.P., Blackstone Mezzanine
                  Holdings L.P., Carlyle High Yield Partners, L.P., Oak Hill
                  Securities Fund, L.P., Oak Hill Securities Fund II, L.P.,
                  Lerner Enterprises, L.P. and P & PK Limited Partnership
                  (Exhibit 4.9 to Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)


 EXHIBIT
   NO.                                DESCRIPTION
 -------          --------------------------------------------------------------
   4.9            Form of Warrant to purchase common stock of Aviall, Inc.,
                  entered into as of March 15, 2002, between Aviall, Inc. and each of J. H. Whitney Mezzanine Fund, L.P., Whitney Private
                  Debt Fund, L.P., Whitney Limited Partner Holdings, LLC,
                  Blackstone Mezzanine Partners L.P., Blackstone Mezzanine
                  Holdings L.P., Carlyle High Yield Partners, L.P., Oak Hill
                  Securities Fund, L.P., Oak Hill Securities Fund II, L.P.,
                  Lerner Enterprises, L.P. and P & PK Family Limited Partnership
                  (Exhibit 4.10 to Aviall, Inc.'s 2001 Form 10-K and
                  incorporated herein by reference)

   4.10 Amended and Restated Registration Rights Agreement, dated as of March 15, 2002, by and between Aviall, Inc., J. H. Whitney
                  Mezzanine Fund, L.P., Whitney Private Debt Fund, L.P., Whitney
                  Limited Partner Holdings, LLC, Blackstone Mezzanine Partners
                  L.P., Blackstone Mezzanine Holdings L.P., Carlyle High Yield
                  Partners, L.P., Oak Hill Securities Fund, L.P., Oak Hill
                  Securities Fund II, L.P., Lerner Enterprises, L.P. and P & PK
                  Family Limited Partnership (Exhibit 4.11 to Aviall, Inc.'s
                  2001 Form 10-K and incorporated herein by reference)

   4.11 Registration Rights Agreement, dated as of December 21, 2001, by and between Aviall, Inc., Carlyle Partners III, L.P. and CP
                  III Coinvestment, L.P. (Exhibit 4.12 to Aviall, Inc.'s 2001
                  Form 10-K and incorporated herein by reference)

   10.1+          Aviall, Inc. Stock Incentive Plan (Exhibit 10.1 to Aviall,
                  Inc.'s 1993 Form 10-K and incorporated herein by reference)

   10.2+ Amendment to Aviall, Inc. Stock Incentive Plan (Exhibit 10.3 to Aviall, Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)

   10.3+          Aviall, Inc. 1998 Stock Incentive Plan (Exhibit 10.2 to
                  Aviall, Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and incorporated herein by reference)

   10.4+          Amendment to the Aviall, Inc. 1998 Stock Incentive Plan
                  (Exhibit 10.4 to Aviall, Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)

   10.5+ Amendment to the Aviall, Inc. 1998 Stock Incentive Plan, dated as of June 28, 2000 (Exhibit 10.5 to Aviall, Inc.'s 2001 Form
                  10-K and incorporated herein by reference)

   10.6+ Amendment to the Aviall, Inc. 1998 Stock Incentive Plan, dated as of June 7, 2001 (Exhibit 10.6 to Aviall, Inc.'s 2001 Form
                  10-K and incorporated herein by reference)

   10.7+          Amendment Number One to the Aviall, Inc. 1998 Stock Incentive
                  Plan, dated as of December 21, 2001 (Exhibit 10.7 to Aviall,
                  Inc.'s 2001 Form 10-K and incorporated herein by reference)

   10.8+          Aviall, Inc. Amended and Restated 1998 Directors Stock Plan
                  (Exhibit 10.3 to Aviall, Inc.'s Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference)

   10.9           Distribution and Indemnity Agreement, by and between Aviall,
                  Inc. and Ryder, dated November 23, 1993 (Exhibit 10.3 to
                  Aviall, Inc.'s 1993 Form 10-K and incorporated herein by reference)

   10.10 Tax Sharing Agreement, by and between Aviall, Inc. and Ryder, dated November 23, 1993 (Exhibit 10.4 to Aviall, Inc.'s 1993
                  Form 10-K and incorporated herein by reference)

   10.11+ Form of Amended and Restated Severance Agreement, by and between Aviall, Inc. and each of its executive officers
                  (Exhibit 10.1 to Aviall, Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)

   10.12+ Addendum to the Amended and Restated Severance Agreement, by and between Aviall, Inc. and Bruce Langsen (Exhibit 10.2 to
                  Aviall, Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)


 EXHIBIT
   NO.                                DESCRIPTION
 -------          --------------------------------------------------------------
   10.13+         Second Addendum to the Amended and Restated Severance
                  Agreement, by and between Aviall, Inc. and Bruce Langsen,
                  dated as of December 21, 2001 (Exhibit 10.13 to Aviall, Inc.'s
                  2001 Form 10-K and incorporated herein by reference)

   10.14+         Aviall, Inc. Amended and Restated Severance Pay Plan (Exhibit
                  10.7 to Aviall, Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)

   10.15+         Amendment Number One to the Aviall, Inc. Amended and Restated
                  Severance Pay Plan, dated as of December 21, 2001 (Exhibit
                  10.15 to Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)

   10.16 Asset Purchase Agreement, dated as of May 31, 1994, by and between Aviall Services, Inc. and Dallas Airmotive, Inc., as amended (Exhibit 10.3 to Aviall, Inc.'s Quarterly Report on
                  Form 10-Q for the quarterly period ended June 30, 1994 and Exhibits 10.17 through 10.23 to Aviall, Inc.'s Form 10-K for the fiscal year ended December 31, 1994 and incorporated herein by reference)

   10.17+         Aviall, Inc. Employee Stock Purchase Plan (Exhibit 10.27 to
                  Aviall, Inc.'s Form 10-K for the fiscal year ended December
                  31, 1995 and incorporated herein by reference)

   10.18+         Aviall, Inc. Benefit Restoration Plan (Exhibit 10.5 to Aviall,
                  Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)

   10.19+         Amendment No. One to the Aviall, Inc. Benefit Restoration Plan
                  (Exhibit 10.6 to Aviall, Inc.'s March 31, 1999 Form 10-Q and incorporated herein by reference)

   10.20          Agreement of Purchase and Sale, by and among Aviall, Inc.,
                  Aviall Services, Inc., Greenwich Air Services, Inc. and GASI
                  Engine Services, Inc., dated April 19, 1996 (Exhibit 2.1 to
                  Aviall, Inc.'s Current Report on Form 8-K, dated April 19,
                  1996 and incorporated herein by reference)

   10.21+         Employment Agreement, dated December 16, 1999, by and between
                  Aviall, Inc. and Paul E. Fulchino (Exhibit 10.16 to Aviall,
                  Inc.'s 1999 Form 10-K and incorporated herein by reference)

   10.22+         Addendum to Employment Agreement, dated as of December 21,
                  2001, by and between Aviall, Inc. and Paul E. Fulchino
                  (Exhibit 10.22 to Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)

   10.23+ Non-Qualified Stock Option Agreement, dated December 21, 1999, by and between Aviall, Inc. and Paul E. Fulchino (Exhibit
                  10.17 to Aviall, Inc.'s 1999 Form 10-K and incorporated herein by reference)

   10.24+ Addendum to the Non-Qualified Stock Option Agreement, dated as of December 21, 2001, by and between Aviall, Inc. and Paul E.
                  Fulchino (Exhibit 10.24 to Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)

   10.25 Distribution Services Agreement, dated November 3, 1999, by and between Allison Engine Company, Inc. d/b/a Rolls-Royce
                  Allison and Aviall Services, Inc. (Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission.) (Exhibit 10.19 to Aviall, Inc.'s 1999 Form 10-K and incorporated herein by reference)

   10.26          Distribution Services Agreement, dated as of December 17,
                  2001, by and between Aviall Services, Inc. and Rolls-Royce
                  Corporation (Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule
                  24b-2 under the Exchange Act. In accordance with Rule 24b-2, these confidential portions have been omitted from this exhibit and filed separately with the Commission) (Exhibit
                  10.26 to Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)


 EXHIBIT
   NO.                                DESCRIPTION
 -------          --------------------------------------------------------------
   10.27          Securities Purchase Agreement, dated as of December 17, 2001, by and among Aviall, Inc., Carlyle Partners III, L.P. and CP
                  III Coinvestment, L.P. (Exhibit 10.27 to Aviall, Inc.'s 2001
                  Form 10-K and incorporated herein by reference)

   10.28          Amended and Restated Credit Agreement, dated as of January 11,
                  2002, by and among Aviall, Inc., Aviall Services, Inc.,
                  Citicorp USA, Inc. and the lenders and issuers party thereto
                  (Exhibit 10.28 to Aviall, Inc.'s 2001 Form 10-K and incorporated herein by reference)

   10.29          Guaranty, dated as of December 21, 2001, by Aviall, Inc.,
                  Inventory Locator Service, LLC and Aviall Product Repair
                  Services, Inc. in favor of Citicorp USA, Inc. and the lenders and issuers party thereto (Exhibit 10.29 to Aviall, Inc.'s
                  2001 Form 10-K and incorporated herein by reference)

   10.30 Pledge and Security Agreement, dated as of December 21, 2001, by Aviall, Inc., Aviall Services, Inc., Inventory Locator
                  Service, LLC and Aviall Product Repair Services, Inc. in favor of Citicorp USA, Inc. (Exhibit 10.30 to Aviall, Inc.'s 2001
                  Form 10-K and incorporated herein by reference)

   10.31 Lease Agreement, dated as of April 3, 2001, by and between Crow Family Holdings Industrial Texas Limited Partnership and
                  Aviall Services, Inc. (Exhibit 10.31 to Aviall, Inc.'s 2001
                  Form 10-K and incorporated herein by reference)

   10.32 Standstill Agreement, dated as of December 21, 2001, by and among Aviall, Inc., Carlyle Partners III, L.P. and CP III
                  Coinvestment, L.P. (Exhibit 10.32 to Aviall, Inc.'s 2001 Form
                  10-K and incorporated herein by reference)

   21.1           Subsidiaries of Aviall, Inc. (Exhibit 21.1 to Aviall, Inc.'s
                  2001 Form 10-K and incorporated herein by reference)

----------

+ Each document marked with a dagger constitutes a management contract or compensatory plan or arrangement.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 5 to the Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereto duly authorized.

                                    AVIALL, INC.

                                    By:     /s/ Jeffrey J. Murphy
                                          -------------------------------------
                                    Name:   Jeffrey J. Murphy
                                    Title:  Senior Vice President, Law & Human
                                            Resources, Secretary and General
                                            Counsel


May 30, 2002